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                                                                     EXHIBIT 2.3

                                NOEL GROUP, INC.
                               667 MADISON AVENUE
                               NEW YORK, NY 10021



                                       June 8, 1998



Brynwood Partners III L.P.
Two Soundview Avenue
Greenwich, CT  06830

Ladies/Gentlemen:

               This will confirm our agreement as to terms pursuant to which Brynwood Partners III L.P. ("Brynwood") has agreed that Noel Group, Inc. ("Noel") shall have the right to sell to Brynwood, and if Noel exercises such right, that Brynwood will purchase from Noel, up to 200,000 shares of the common stock, par value $.01 per share (the "Shares"), of Lincoln Snacks Company (the "Company").

               1. At any time and from time to time on or prior to July 23, 1998, Noel may give written notice to Brynwood that Noel desires to sell some or all of the Shares to Brynwood, which notice (the "Exercise Notice") shall specify the number of Shares to be sold (the "Exercised Shares") and the closing date for such sale, which date (the "Closing Date") shall be on the later to occur of (i) July 23, 1998, or (ii) five business days following delivery of the Exercise Notice to Brynwood. Noel agrees that it shall sell to Brynwood all such Shares that Noel holds on such date and with respect to which Noel does not then have outstanding any call options or similar obligations.

               2. The purchase price for the shares shall be $2.00 per share, payable in cash on the Closing Date by wire transfer of same day funds to an account designated by Noel.

               3. On the Closing Date, Noel shall deliver the Exercised Shares to Brynwood and Brynwood shall pay the purchase price to Noel.

               4. Except as otherwise specified herein, the terms of the sale and purchase of the Shares shall be those terms set forth in the Stock Purchase Agreement dated as of this date entered into between Noel and Brynwood relating to shares of Company common stock to the fullest extent as though the Shares were included in the Company Shares being sold pursuant thereto.






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Brynwood Partners III L.P.
June 19, 1998
Page Two


               If the foregoing correctly sets forth our understanding as to such matters, kindly so indicate by signing and returning to us a copy of this letter.

                                             Very truly yours,

                                             NOEL GROUP, INC.





                                             By:_________________________
                                                Name:
                                                Title:

ACCEPTED AND AGREED:

By:  BRYNWOOD PARTNERS III L.P.

      By:  BRYNWOOD MANAGEMENT III L.P.
           Its General Partner



By:  ____________________________
        Hendrik J. Hartong, Jr.
        A General Partner of
        Brynwood Management III L.P.







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